N E W S R E L E A S E

(For Immediate Release)
UNITEDHEALTH GROUP TO HOST INVESTOR CONFERENCE

MINNETONKA, MN. (November 21, 2019) - UnitedHealth Group (NYSE: UNH) will host its annual Investor Conference with analysts and institutional investors in New York City on Tuesday, December 3, 2019, beginning at 8:00 a.m. EST. Senior leaders will discuss how the company is leading in the development of the next generation health system, advancing health care quality and outcomes for people, improving patient and physician experiences and reducing the total cost of health care. Management will also provide an overview of the Company’s outlook for growth and performance for 2020 and beyond. Over the course of the day, the Company’s leaders will discuss new and developing technologies, products and services focused on better integrating clinical information, and services aimed at increasing health system performance. In depth seminars will also be offered in areas of strategic significance to U.S. health care.

The Company will host a livestream of the mainstage presentation and management question and answer portions of this meeting and will make conference materials available on its Investors page at www.unitedhealthgroup.com. A replay of the conference will be available on the Company web site.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health care company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

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Contacts:	Brett Manderfeld
Senior Vice President
952-936-7216

Media:	Matt Stearns
Senior Vice President
202-276-0085